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Section 409A and Tender Offer Solution Overview Exhibit (a)(1)(N)

Agenda
1. Why Are We Here?
2. What Happened at Jabil?
3. How Can it be Corrected?
4. What if I Don’t Participate?
5. What if I Do Participate?
6. What Must I Do?
7. How Will I Know My Election Has Been Received?

Why Are We Here?
• Jabil has given you stock appreciation rights (SARs) and stock options that may cause you to pay taxes on these grants as
soon as 2009.
• This can be the case even if you have not exercised those
grants.
• Jabil is offering you the opportunity to prevent this result, but each of you must take action to prevent the tax hit.
•
This action is voluntary.

Why Are We Here?
• Stock option and SAR grant practices traditionally have not been scrutinized by the SEC and the IRS.
• Two things have caused a greater focus on this area:
New tax rules (409A) were enacted in 2004 by Congress in
response to Enron to impose strict rules on how stock
options and SARs must be granted.
The option grant controversy has forced every company to
re-examine its past practices and tighten how it makes
grants in the future.

What Happened at Jabil?
• Jabil has identified occasions where, due to administrative errors, it incorrectly identified the actual grant date or
measurement date used to establish the price for options and
SARs.
• To avoid adverse tax treatment, new 409A tax rules require options and SARs to be granted at fair market value so that
they have no “in-the-money” value.
Congress was concerned companies would use discounted
stock options to skirt restrictions on excessive deferred
compensation and penalized their use after 12/31/04.

What Happened at Jabil?
• For example:
An option price of $12.95 may have been set, but the
grant itself was not finalized until almost 6 months later
when the price of Jabil stock climbed to $17.70.
Because the option is now thought to be granted at a
discount of $4.75, the IRS could impose a tax on that
discount as soon as 1/1/2009.

What Happened at Jabil?
• Jabil has identified all situations where options and SARs were granted “in-the-money” and you were identified as
holding a portion of these awards.
• All eligible options are now considered non-qualified stock options for US tax purposes rather than incentive stock
options.
• The amended or replacement options will continue to be non-
qualified.

How Can it Be Corrected?
• The IRS has established a correction program Jabil is using to permit you to avoid an adverse tax consequence.
• If you elect to amend or replace your awards, you will receive a new or revised grant, and might receive a cash payment in
early 2009.
• What you receive will depend on what has happened to the
Jabil stock price from the date of the original grant to the close of the offering period (5:30 pm EDT on June, 10
th
).

What if I Don’t Participate?
• To explain how this works, let’s review this example:
• Because of the delay in grants being finalized, the options were not actually granted until 4/2/03 with an “in-the-
money” value or “discount” of $4.75.
• If the new 409A tax rules were not in place, this would not be a problem.
Exercise price is set at 10/17/02 stock price
10/17/02
5,000 options granted
Jabil stock price $12.95
4/2/03
Grant finalized
Jabil stock price $17.70

What if I Don’t Participate?
• In this example, John Doe received grants:
With a $12.95 exercise price; and
A vesting schedule of 12% after 6 months, and 2% per
month thereafter, until fully vested after 50 months.
• If John does nothing, the IRS could tax him on the
“discounted” value associated with the 1,100 options. This
could happen as soon as 1/1/2009 even though the option
has not been exercised.
1,100
Number of
Shares Impacted
by 409A
22%
Percent that
Vest After
12/31/04
3,900
Number of Shares
Not Impacted by
409A
78%
Percent Vested
at 12/31/04

What if I Don’t Participate?
• For John’s options with a $12.95 grant price and a $17.70
price when issued, it is possible the IRS could tax the grant as follows:
• The above is what is thought to be the 409A tax based on an estimated $15.00 Jabil stock price.
• The IRS has not yet issued final guidance on how the tax will be calculated.
$2.05 x 20% =
$.41
Plus Expected
409A Tax
$15.00 share price means
option is ($2.05) in-the-money
$15.00 minus $12.95
= $2.05
Current Share Price vs. Grant
Price
Taxable Amount

What if I Don’t Participate?
• To summarize:
• If you do nothing or reject the offer, the IRS will likely tax you on your option/SAR grants vesting after 12/31/04, even
though you have not exercised the options.
• This may occur as soon as 1/1/2009.
• In order to avoid the adverse tax consequences, Jabil is
offering a program for you to avoid this result.

What if I Do Participate?
• Participating in this program should help you avoid an
immediate tax under the IRS 409A rules we described earlier.
• Your options/SARs that were not vested before 12/31/04 will be amended or exchanged for new options/SARs.
• If the stock price at the end of the offering period is high enough, you also may receive a cash distribution.
• Keep in mind, participating in this exchange program offers no guarantees you’ll actually make money on the option/SAR.

What if I Do Participate?
• If John Doe participates and accepts the offer, he will receive:
1,100 replacement awards with a new exercise price of
$15.00; and
A cash payment of $2.05 (less tax withholding) to
compensate him for the increase in exercise price.
$17.70
Stock Price at
Actual Grant
Date
$15.00
New Grant
Price
$15.00 $12.95 1,100
Shares
Vested After
12/31/04
Jabil Stock Price at
End of Offer Period
Original
Grant Price

What if I Do Participate?
• If the stock price at the end of the offer period is less than the original exercise price, he will receive:
A replacement award with the same terms as the original
grant, except for a new grant date; and
No cash payment.
$17.70
Stock Price at
Actual Grant
Date
$12.95
New Grant
Price
$11.50 $12.95 1,100
Original
Grant Price
Shares Vested
After
12/31/04
Jabil Stock Price at
End of Offer Period

What Must I Do?
• To participate, you must either:
Complete the Election Form by clicking on the Accept or
Reject button in the email you received on 5/12/08; or
Print the Election Form you received in the 5/12/08
email, check the appropriate box and fax back to Jabil at
727-231-3051.
• These rules are complicated and although Jabil believes it is taking the proper course, it cannot provide you individual tax advice.
• Jabil strongly recommends you confirm the tax treatment of this offer with your tax advisor.

What Must I Do?
• The offer will expire on 5:30pm EDT June 10
th
, 2008, after
which time you can no longer participate.
• You’ll need to be an active employee as of that date for the offer to apply to you.
• You can only accept this offer for all options/SARs that vest after 12/31/04. You cannot pick and choose amongst grants.

How Will I Know My Election Has Been Received?
• Jabil will confirm receipt of your Election Form and any
subsequent changes by email within two U.S. business days.
• You can change your mind before the end of the offer period, but you must click on the Accept or Reject button again – only your final choice counts!
• Your final choice will be confirmed by email within three U.S.
business days after the offer period ends.
• You will receive your new options/SARs, or your options/
SARs will be amended, after the end of the offer period.
• If you still have questions, please send an email to
options_exchange_offer@jabil.com.